Exhibit 10.33

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

NATURAL GAS LIQUIDS TRANSPORTATION, FRACTIONATION AND
MARKETING AGREEMENT

THIS NATURAL GAS LIQUIDS TRANSPORTATION, FRACTIONATION AND MARKETING AGREEMENT (this “Agreement”) is made and entered into this 16th day of November, 2007, by and between EQUITABLE GATHERING, LLC (herein referred to as “Equitable”), and MARKWEST ENERGY APPALACHIA, L.L.C. (herein referred to as “MEA”).

RECITALS:

A.                                   Equitable operates and is acquiring that certain existing gas processing plant and related facilities together with gas compression facilities located in the vicinity of Langley, Kentucky, known as the “Maytown Plant”; and

B.                                     Equitable is constructing and installing additional gas processing and gas compression facilities located in the vicinity of Langley, Kentucky, to operate in conjunction with the Maytown Plant, said additional facilities referred to herein as the “Langley Plant”;

C.                                     Equitable desires to deliver to MEA and MEA desires to receive from Equitable, natural gas liquids recovered at the Plant (as defined herein), and recovered from other sources, as provided herein, and the parties desire to have such natural gas liquids transported to the Siloam Facility (as defined herein), fractionated into commercial components at the Siloam Facility, and to have such fractionated components marketed and Sold.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following definitions shall apply for all purposes of this Agreement unless otherwise indicated:

Accounting Period.  The period commencing at 10:00 a.m., Eastern Time, on the first day of a calendar month and ending at 10:00 a.m., Eastern Time, on the first day of the next succeeding month.

Affiliate.  When used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person, where control, and its derivatives, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through majority ownership of securities or partnership or other ownership interests, by contract or otherwise, including, without limitation, through the ownership of the general partner of any partnership).

Delivery Point.  ** provided, however, until the full or partial Replacement Equitable Pipeline is constructed, installed, made operational, and capable of delivering natural gas liquids to the **, and for any natural gas liquids delivered hereunder other than through such full or partial Replacement Equitable Pipeline, the Delivery Point shall be at **

Effective Date.  The date upon which MEA has transferred and conveyed the Maytown Plant to Equitable.

Equitable Group.  Equitable Production Company, Equitable Gathering, LLC, and each current and subsequently created Affiliate of each of them.

Equitable Pipeline.  The existing pipeline running from the Plant to the interconnection, near Ranger, West Virginia, with the MEA Pipeline, including any replacement of such pipeline.

Fractionated Products.  The component products derived from the fractionation operations at the Siloam Facility.

Gathering Area.  The area of gas production and gathering as described in Exhibit B.

MEA Pipeline.  The pipeline to transport natural gas liquids running from the point commonly referred to as “Ranger, West Virginia” to the Siloam Facility.

Net Sales Price.  **

Person or person. Any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

Plant Products.  Liquid hydrocarbon components (ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product, or any mixtures thereof, and any incidental methane included in any of the foregoing), which are separated, extracted or condensed from natural gas at the Plant.

Plant.  The Maytown Plant and the Langley Plant, including (i) any and all gas processing and compression facilities to be installed to replace any of the foregoing or to expand or alter any of the foregoing, all located in the vicinity of Langley, Kentucky; (ii) gas refrigeration and chilling equipment, gas compression and cooling equipment, product separation and fractionation vessels, product storage vessels, and associated condensing, heating, compressing, pumping, conveying, and other equipment and instrumentation; (iii) all existing piping, valves and fittings; including any refrigeration compression required by plant operations; (iv) all control systems and equipment; (v) all measurement and communications equipment; (vi) all utility system; and including all structures associated with those facilities; and (vii) all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities wherever those facilities, structures, easements, rights-of-way, and other property rights are located.

Siloam Facility.  MEA’s Siloam fractionation facility located near South Shore, Kentucky, including (i) any treating equipment, products separation and fractionation vessels; (ii) all above ground products storage vessels and all below ground products storage caverns and facilities; (iii) all associated condensing, heating, pumping, conveying, and other equipment and instrumentation; (iv) all structures associated with those facilities; (v) all products loading facilities, including railcar loading, truck loading and barge loading facilities; (vi) all control systems and equipment; (vii) all measurement and communication equipment; (viii) all utility systems, and including all structures associated with those facilities; and (ix) all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities wherever those facilities, structures, easements, rights-of-way, and other property rights are located.

Sold.   Any physical sale or similar transaction.

ARTICLE 2
EQUITABLE COMMITMENTS

2.1                                 (a) As of the Effective Date and subject to the restrictions set forth in this Article 2 and elsewhere in this Agreement, Equitable commits to deliver ** calculated on an average daily basis during an Accounting Period.  If the Plant Products are ** MEA shall have the right to receive, fractionate and market other natural gas liquids of the Equitable Group **, if any, if there is available capacity at the Siloam Facility, and subject to the following terms:

(i)                                    if the production of Plant Products on an average daily basis during an Accounting Period is **, Equitable shall deliver and MEA shall have the right to receive, fractionate and market under the terms of this Agreement, ** of natural gas liquids of the Equitable Group ** (inclusive of Plant Products) during such Accounting Period, and Equitable, ** shall deliver or cause to be delivered, such natural gas liquids to the applicable Delivery Point.  Such rights to natural gas liquids of the Equitable Group shall be binding upon any successors or transferees of the Equitable Group; and

(ii)                                 if the production of Plant Products on an average daily basis during an Accounting Period is **, MEA shall have the right ** of natural gas liquids produced by Equitable ** (inclusive of Plant Products) during such Accounting Period.  In that event, Equitable shall give MEA at least 30 days advance written notice of the quantity of such natural gas liquids that will be available.  MEA shall have 15 days following receipt of that notice in which **

(b)                                 In addition, and subject to the last sentence of this Section 2.1, if MEA’s Share of Plant Products and natural gas liquids in an Accounting Period falls below the level set forth in the “Maximum Daily Plant Products and Natural Gas Liquids” column of the chart in Section 7.1(b) of this Agreement, Equitable shall either **  The obligations in this Section 2.1 are subject to Equitable’s right to reduce or prorate the delivered amount of Plant Products and natural gas liquids as a result of **

2.2                               Nothing herein shall constitute any guarantee or warranty by Equitable of minimum volumes of natural gas delivered to the Plant, or the content of hydrocarbon liquids thereof, or the amount of Plant Products recovered therefrom or that there exists sufficient trucking capacity and/or pipeline capacity to effectuate delivery of the Plant Products and natural gas liquids, as set forth in Section 2.1, to the applicable Delivery Point.

2.3                               Equitable will operate the Plant in accordance with the standard a prudent operator under similar conditions would operate, and in compliance with applicable laws, rules and regulations.

2.4                               Equitable will provide MEA with reasonable opportunity to utilize ** on terms that are mutually agreeable to Equitable and MEA, provided that MEA will be responsible for **

2.5                               Equitable commits to use commercially reasonable efforts to construct the Langley Plant and to put it in service for use under the terms of this Agreement by **.

2.6                               In addition, and as a material inducement for MEA to expand its Siloam Facility, Equitable commits to cause itself or an affiliate of Equitable to construct and place into service, within a commercially reasonable time, the replacement for the current Equitable Pipeline, ** (the “Replacement Equitable Pipeline”).

ARTICLE 3
MEA COMMITMENTS

3.1                               Subject to the other provisions of this Agreement, as of the Effective Date, MEA shall

(a)                                Receive the natural gas liquids (inclusive of Plant Products) delivered by Equitable at the applicable Delivery Point, fractionate such Plant Products and natural gas liquids at the Siloam Facility, market (in the manner set forth in Section 7.3 of this Agreement) the fractionated components derived from the Plant Products and natural gas liquids and remit payment to Equitable for such Plant Products and natural gas liquids pursuant to the provisions of Article 7 below.

(b)                               As of the Effective Date:

(i)                                    MEA shall arrange for fractionation at the Siloam Facility and pipeline transportation from the point where the Replacement Equitable Pipeline interconnects with MEA’s liquid line (collectively, the “Capacity”) of up to a maximum of ** gallons, on any day, of Plant Products and natural gas liquids delivered by Equitable hereunder; provided, however, MEA shall not be responsible to provide such pipeline transportation until such time as the Replacement Equitable Pipeline is placed into service, or at such time that Equitable has the ability to deliver natural gas liquids (inclusive of Plant Products) to the ** through a partially completed Replacement Equitable Pipeline, it being understood that any such commitment on the part of MEA is subject to the terms herein (including but not limited to Article 4 and Article 5) and MEA’s ability to meet any regulatory or safety requirements with regards to operating the MEA Pipeline.  Equitable will give MEA at least 30 days advance written notice prior to commencing deliveries to **; provided, however, such deliveries to ** may not commence prior to **.

(ii)                                MEA shall arrange for trucking and provide capacity for truck unloading at the Siloam Facility of up to a maximum of ** gallons, on any day, of Plant Products and natural gas liquids delivered by Equitable hereunder.

(c)                                  Prior to the commencement of operations of the Replacement Equitable Pipeline, MEA will arrange truck transportation, and Equitable will cooperate and coordinate deliveries with MEA, as to delivery of Plant Products and natural gas liquids to the Siloam Facility by truck transportation in quantities above the applicable volumes set forth in Section 3.1(b)(ii) above and Section 3.1(d) below, as MEA, in its sole and reasonable discretion, determines it can accommodate at the Siloam Facility.  **  On a weekly or more frequent basis, each party shall keep the other reasonably informed as to any expected ** and as to any expected need to utilize any available ** and shall cooperate and coordinate with each other regarding the availability and utilization thereof.  Equitable’s first right to use **  Equitable shall have the right to make alternate delivery, transportation, and/or fractionation and related marketing arrangements with third parties for any portion of Plant Products or natural gas liquids that MEA is unwilling or unable to accept under this Agreement; provided, such alternate arrangements shall be for as short a time period as is practicable, and shall not extend beyond the date that the Replacement Equitable Pipeline is placed into service.

(d)                                 Notwithstanding anything to the contrary herein, MEA will have the following available capacities at the Siloam Facility for truck unloading and for fractionation of Plant Products and natural gas liquids by the following dates:

(i)                                     ** gallons per day by **; and

(ii)                                  ** gallons per day by ** (“First Expansion Date”).

(e)                                  By ** (“Second Expansion Date”), MEA shall provide Capacity for a total of ** gallons per day of Plant Products and natural gas liquids delivered by Equitable hereunder through the Replacement Equitable Pipeline.

(f)                                    MEA may accelerate the First Expansion Date to no earlier than ** (and such earlier date shall be referred to as the “Early First Expansion Date”); and may accelerate the Second Expansion Date to no earlier than ** (“Early Second Expansion Date”).  If either of the foregoing Early Expansion Dates will become effective, due to MEA providing the capacities required before the applicable Expansion Date, MEA will give written notice to Equitable of the completion of the expansion to provide the applicable capacity and the applicable Early Expansion Date will be effective two days following such notice.

(g)                                 MEA commits to expand the MEA Pipeline and Siloam Facility as necessary to provide an additional ** gallons per day of Capacity over that provided pursuant to 3.1(e) above, for Plant Products and natural gas liquids delivered by Equitable hereunder, on the following terms and conditions:

(i)                                    Equitable shall have the right to request incremental additional Capacity above the ** gallons per day Capacity by providing MEA with written notice ** in advance of the date on which Equitable anticipates the need for any portion of such requested incremental additional Capacity (“Incremental Capacity Start-Up Date”). The request shall cover Equitable’s anticipated requirements for additional Capacity for the ** period following the Incremental Capacity Start-Up Date (“Ramp-Up Period”), and the request shall include reasonable projections of the need for incremental additional Capacity on a monthly basis during the Ramp-Up Period, up to the total of the requested additional Capacity (the “Ramp-Up Schedule”).

(ii)                                 MEA shall have no obligation to provide total Capacity to Equitable for Plant Products and natural gas liquids delivered by Equitable hereunder in excess of ** gallons per day.

(iii)                              Each request for additional Capacity shall be in increments of ** gallons per day or greater; provided, if a request for additional Capacity occurs when the difference between ** gallons per day and the then current Capacity is less than ** gallons per day, such request may be made for the remaining increment to bring total capacity to ** gallons per day.

(iv)                             MEA shall acknowledge and confirm, in writing, Equitable’s request(s) for capacity within twenty (20) days of receipt.

(v)                                MEA shall construct, install and make operational the requested additional Capacity in increments and with timing that meets the Ramp-Up Schedule submitted by Equitable for the applicable Ramp-Up Period.

(vi)                             **, with respect to the incremental Capacity increases requested by Equitable under this Section 3.1(g).

3.2                                 Notwithstanding anything to the contrary herein, within ninety (90) days from the date hereof, MEA and Equitable shall cooperate to identify other options, and the associated costs for implementing such options, that may be available to increase the available capacity at the Siloam Facility for truck unloading and for fractionation of Plant Products and natural gas liquids to ** gallons per day, or to identify other options, and costs, to market unfractionated natural gas liquids to other markets.  The undertaking and implementation of any of the foregoing options shall be subject to the mutual agreement of the parties which shall include agreement upon the allocation of any incremental costs which would be incurred in implementing such option.

3.3                                 MEA will operate the MEA Pipeline and the Siloam Facility in accordance with the standard a prudent operator under similar conditions would operate, and in compliance with applicable laws, rules and regulations.

3.4                                 Equitable and MEA acknowledge and agree that, contemporaneous with the execution of this Agreement, the parties have amended that certain Netting, Financial Responsibility and Security Agreement by and between Equitable Production Company and MarkWest Hydrocarbon, Inc., dated September 23, 2004, that certain Netting, Financial Responsibility and Security Agreement by and between Equitable Production Company and MEA, dated September 23, 2004 and/or entered into other agreements to provide for performance assurances by MarkWest Hydrocarbon, Inc. in the event of a decline in MEA’s financial condition and for certain changes in the value and volume of fractionated products under this Agreement.

ARTICLE 4
QUALITY SPECIFICATIONS

4.1                                 The Plant Products, and other natural gas liquids, delivered by Equitable to MEA from the Plant shall be of a quality which, when fractionated, meets the applicable specifications set forth on Exhibit A, attached hereto.  In particular, but without limiting the other specifications on Exhibit A, the Plant Products and other natural gas liquids delivered hereunder shall only contain such amount of ethane such that the propane products fractionated by MEA will not exceed the ethane content set forth on Exhibit A.

4.2                                 Should any of the Plant Products or natural gas liquids fail to meet the above specifications, then:

(a)                                  MEA may take receipt of the non-conforming Plant Products or natural gas liquids, and that receipt shall not be construed as a waiver or change of standards for future Plant Product or natural gas liquid deliveries; or

(b)                                 MEA may, at its sole but reasonable discretion, cease receiving the non-conforming Plant Products or natural gas liquids, and shall notify Equitable that it has, or will, cease receiving the non-conforming Plant Products or natural gas liquids; provided that such rejection shall not otherwise excuse Equitable from its delivery obligations pursuant to Section 2.1 of this Agreement for the time period during which MEA ceases receiving deliveries.

4.3                                 All Plant Products and natural gas liquids delivered to ** shall be delivered at a pressure sufficient to effect delivery into ** at the pressures at the **.  Plant Products and natural gas liquids delivered to ** will be delivered at as uniform of flow rate as is practical.

4.4                                 All MEA deliveries at Equitable facilities shall comply with Equitable’s safety policies and procedures.

ARTICLE 5
MEASUREMENT

5.1                                 Truck Measurement.  Until the Replacement Equitable Pipeline has been constructed, installed and made operational, quantities of Plant Products and natural gas liquids delivered into trucks at the ** will be determined by weighing each truck, using State certified scales, both full and after the Plant Products and natural gas liquids have been unloaded and calculating the weight of the Plant Products and natural gas liquids delivered.  A sample of the Plant Products and natural gas liquids will be taken and analyzed, using means and methods generally acceptable in the gas industry, to determine the component composition and specific gravity of the delivered Plant Products and natural gas liquids.  The measured weight and compositional analysis will be applied in accordance with the ASTM-IP Petroleum Measurement Tables, American Edition, ASTM designation D 1250, Table No. 24, to determine the volume of Plant Products and natural gas liquids delivered by component, corrected to 60°F.

5.2                                 Pipeline Interconnect Measurement.  Equitable shall design and construct a liquid hydrocarbon metering facility containing meters for both custody transfer measurement and for check measurement meeting the specifications set forth in this Agreement and reasonably acceptable to MEA.  The liquid hydrocarbons shall be measured in pounds (lbm) by coriolis meters mutually acceptable to Equitable and MEA.  Two meters shall be installed in series (Meter A and Meter B).  Meter A shall be the first meter in the line of flow and shall be designated as the “Check Meter”.  Meter B shall be the second meter in the line of flow and shall be the “Accounting Meter”.  If additional meter runs are required, they shall be configured in the same manner.  The facility will be constructed with prover loops and sufficient access for either truck mounted or trailer mounted provers so that the custody and check meters can be proved on site with ball provers (if agreed upon by the parties herein).

The liquid stream shall be analyzed with a gas chromatograph mutually acceptable to Equitable and MEA.  The gas chromatograph shall be housed in a temperature controlled building.  The natural gas liquid will be vaporized to a gas state prior to analysis by the chromatograph.  The analysis results shall be used to calculate the hydrocarbon liquids physical properties.  The calibration gas shall be certified by the supplier, and shall be stored and used in a temperature-controlled environment so that condensation of any component does not occur.

5.3                                 Btu Calculation.  The quantity of Btus in the liquid hydrocarbon stream shall be calculated by using the accumulated mass of the hydrocarbon liquid stream from the Accounting Meter and the weight percent of each liquid hydrocarbon component determined by chromatographic analysis.  More specifically, the calculation steps are:

(a)                                  Calculate the weight fraction of each component by multiplying the mole fraction of each component (from chromatographic analysis) by its molecular weight (from latest approved edition of GPA standard 2145) to obtain the weight (lbs).  The component weight is then divided by the total composite weight to obtain the weight fraction of each component.

(b)                                 Calculate the composite total Btu of each pound (Btu/lbm) of liquid hydrocarbon mixture.  This is obtained by multiplying the weight fraction of each component from (a) by its standard Gross Heating Value.  For purposes of this section, Gross Heating Value is obtained from Gas Processor Association (GPA), Standard 2145, latest edition.  The value used is “Btu/lbm, fuel as ideal gas”.  Hexanes+ shall initially be 20,899 subject to subsequent determination by a mutually agreeable third-party laboratory.  Analysis shall be conducted at intervals not to exceed one year.

(c)                                  Calculate each liquid hydrocarbon component’s portion of the total Btu of each pound of liquid hydrocarbon by taking the total Btu of each pound (Btu/lbm) value from (b) and multiplying by the weight fraction of each component.

(d)                                 Calculate the total Btus in the liquid hydrocarbon stream by multiplying the total mass (lbm) from the Accounting Meter by the total Btus per pound (Btu/lbm) from (c).

5.4                                 Meter Operation.  MEA shall own and be responsible for the operation and maintenance and all associated operation and maintenance costs of the Accounting Meter(s).  Equitable shall own and be responsible for the operation and maintenance and all associated operation and maintenance costs of the Check Meter(s).  An online comparison of the difference in measurements by the two (2) meters shall be maintained.  If the difference between the daily accumulated total mass flow readings (lbm) at Meter A and Meter B exceeds 1% of the reading of Meter B, for longer than (10) consecutive days, the meter with the smaller mass flow reading shall be returned to the factory for repair and calibration.  The calibration may also be performed by mutually agreed upon means between Equitable and MEA. The remaining meter will serve as the Accounting Meter during this period.  After calibration of the meter with the smaller mass flow reading, if the difference between the meter readings still exceeds 1% of the meter of Meter B, for longer than ten (10) consecutive days, then the other meter will be returned to the factory for repair and calibration or calibrated by means mutually agreed upon between Equitable and MEA.  Readings during the period where the difference exceeds 1% shall be adjusted to reflect readings based upon the meter determined to be more accurate during that period.  If both Meter A and Meter B should fail, recordings and quantities shall be determined as followed in descending order:

(a)                                  Using measurement from other check meters, if any, which were in operation during the period to be corrected; or if this cannot be done,

(b)                                 By correcting the error if the percentage of error is ascertainable by calibration or calculation; or if this cannot be done,

(c)                                  By comparison with quantities flowing under similar conditions when the meter was registering accurately and by the use of pertinent plant records, including, but not limited to, storage tank readings.

(d)                                 If the preceding methods cannot be done, an alternate method agreed to by the parties herein shall control.

Any correction shall be retroactive for any period definitely known or, if not known, it shall be retroactive for one-half of the volume displaced since the last test of the measuring equipment affected, not to exceed 50% of the volume displaced.  However, no correction shall be made if the magnitude of the error is determined to be .0050 (0.50%) or less.  Any corrections shall be debited or credited on the next subsequent statements for the Accounting Period.

5.5                                 Measurement Accuracy and Testing.  The liquid hydrocarbon measurement equipment shall be calibrated at least once every 12 month period.  The calibration procedure will be either the manufacturer’s recommended methods or by other means mutually agreed upon by Equitable and MEA.  The calibration frequency may be altered in the future if agreed upon by both parties in writing.  The Check Meter will serve as the Accounting Meter during all periods the Accounting Meter is out of service. When the Accounting Meter is returned, the Check Meter shall be calibrated by the same method as the Accounting Meter.  If a meter is calibrated due to differences exceeding 1% of Meter B before the 12 month period is reached, the period between calibrations will start at the last completed calibration.  MEA and Equitable shall share all costs of recalibration.  Each party shall promptly provide the other the results of all meter calibrations in writing following their receipt of the results.

If field meter proving equipment is used for calibration, it shall be designed, manufactured, and tested in accordance with Chapter 4 of the “API Manual of Petroleum Measurement Standards” as current at the time of such design, manufacture, and testing.  Proving equipment shall be recertified to NIST (National Institute of Standards and Technology) at least annually.  Meter proving shall be done at least annually by a mutually agreed upon third party meter proving service, in accordance with Chapters 4 and 5 of the “API Manual Of Petroleum Measurement Standards”, as amended from time to time.  The calibration frequency may be altered in the future if agreed upon by both parties in writing.  Recalibration of gravitometers, densitometers or such other similar devices, or the determination of a gravitometer adjustment factor shall be done once per quarter, by use of a pyonometer to an accuracy of fifty one-hundredths percent (0.50%).

The chromatographic equipment shall be tested and recalibrated on a monthly basis.  MEA shall own and be responsible for the operation and maintenance and all associated operation and maintenance costs of the chromatograph.  At any time that inaccuracies in the chromatograph is suspected, MEA shall obtain samples of the natural gas liquid and calibration gas and shall have a mutually agreeable third party laboratory analyze the samples.  If inaccuracies are found, the calibration gas shall be changed to be representative of the natural gas liquid.

Both parties shall have access to the metering equipment at all reasonable times.  Each party must notify the other party a minimum of twenty four (24) hours in advance of any planned testing, calibrations, or meter provings.  Each party may have a representative present during any of the foregoing activities.   Representatives of both parties shall have the right to be present during any repairing, inspecting, testing, calibrating, or adjusting done in connection with the measuring equipment. Each party reserves the right at a future date to install additional check meters; such meters shall be of a type mutually agreeable to both parties and shall not be installed in such a manner as to interfere with the proper operation of other existing measurement equipment.

If either party to this Agreement notifies the other party that it desires a special test of any measuring equipment, the parties shall cooperate to secure a prompt verification of such equipment, at the expense of the party requesting such special test.  However, if a meter or other equipment is found to be in error by more than 1%, MEA shall bear the expense of such special test.

5.6                                 Standards.  The measurement equipment shall maintained and operated in accordance with the latest amended and revised edition of (a) “API Manual of Petroleum Measurement Standards”, Chapters 1, Vocabulary; Chapter 4, Proving Systems; Chapter 5, Metering; Chapter 12, Calculation of Petroleum Quantities; and Chapter 14, Section 6, Installing and Proving Density Meters; (b) GPA Publication 2145-95, “Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas”; (c) GPA Publication 2174, “Methods for Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder”; (d) GPA Publication 2177, “Methods for Analysis of Demethanized Natural Gas Liquid Mixtures by Gas Chromatography”; (e) GPA Publication 8173, “Standard for Converting Natural Gas Liquids and Vapors to Equivalent Liquid Volumes”; and (f) GPA Publication 8182, “Standard for the Mass Measurement of Natural Gas Liquids”, and any other API and GPA standards and publications that are considered industry standards that are applicable.

5.7                                 Record Retention.  All records shall be retained for audit purposes for a period of two (2) years or a longer period if required by any applicable law and/or regulatory body.  Each party reserves the right to contract outside services to participate in any audits or review of data.

5.8                                 Flow Computer / RTU.  The custody transfer flow computer / RTU shall be mutually agreed upon by both parties.  MEA shall operate and maintain the custody transfer flow computer / RTU.  Equitable shall have the right to install an audit flow computer / RTU and share any electronic signals that are necessary to audit the station.

5.9                                 Gallons Calculation.  For purposes of fees and compensation, gallons of individual Plant Products and natural gas liquids shall be calculated in the following manner:

Divide the individual Plant Product or natural gas liquid mass (lbm) by the individual liquid absolute density (lbm/gal).  The individual liquid absolute density values shall be taken from the latest edition of GPA Standard 2145, except for the component “Hexanes plus”, for which “pounds per gallon” shall be analytically determined.

ARTICLE 6
TITLE TO PLANT PRODUCTS AND NATURAL GAS LIQUIDS

6.1                                 Title to, and risk of loss for, and full responsibility for, all Plant Products and natural gas liquids delivered under this Agreement shall transfer and pass from Equitable to MEA at the ** Delivery Point or the ** Delivery Point, as applicable.

ARTICLE 7
FEES AND COMPENSATION

7.1                                 From and after the Effective Date, for each Accounting Period during the term of this Agreement, MEA shall pay to Equitable ** delivered to MEA by Equitable at the applicable Delivery Point during that Accounting Period, less the proceeds allocable to “MEA’s Share”, as defined below; minus the fees payable to MEA under Sections 7.4 and 7.5, below (the “Products Proceeds”).  For purposes of this Article 7, “MEA’s Share” of the proceeds attributable to Fractionated Products derived from Equitable’s Plant Products and natural gas liquids shall be as follows:

(a)                                  Prior to **, MEA will be entitled to retain proceeds attributable to ** of the Plant Products and natural gas liquids delivered by Equitable hereunder.

(b)                                 Beginning on **, and, subject to Section 7.1(c) below, and continuing through the end of the Term, MEA’s retention of proceeds derived from all Plant Products and natural gas liquids delivered by Equitable to MEA under this Agreement shall be determined from the following table:

**

(c)                                  However, if **, MEA’s Share will be set at ** and will not be ** set forth above, until **.

(d)                                 Accounting hereunder shall be on an Accounting Period basis, and the reference in the foregoing table to daily volumes means the average daily volume during the month.

(e)                                  As used herein, “Third Party Gas” means gas (i) produced from any Non-Operated Well within the area described on Exhibit C and (ii) delivered to the Plant.  As used herein, “Non-Operated Well” means a well not (i) currently operated by Equitable, Equitable Production Company or an Affiliate of either, or a successor or assign thereto and/or (ii) operated at any time after the date hereof by Equitable, Equitable Production Company or an Affiliate of either, or a successor or assign thereto.  “Qualifying Third Party Gas” means “Third Party Gas” **

(f)                                    **  The foregoing will not be subject to the Maximum Daily Plant Products and Natural Gas Liquids set forth in the table above.   Examples of calculations to determine the additional retained natural gas liquids under certain scenarios in accordance with this Section 7.1(f) are set forth in Exhibit D.

7.2                                 If the MEA Pipeline is unable to receive and/or transport Plant Products and natural gas liquids or the Siloam Facility is unable to fractionate the Plant Products or natural gas liquids, for any reason, MEA shall use commercially reasonable efforts to utilize substitute means of receiving and/or transporting and/or fractionating Plant Products and natural gas liquids for the ultimate sale of components hereunder so long as such substitute means are pre-approved by Equitable and Equitable has not elected to exercise its right to make alternate arrangements under Section 3.1(c).  Any temporary increase in cost of transporting or fractionating Plant Products and natural gas liquids incurred as a result of such substitute means approved by Equitable during such inability shall be ** MEA shall use all reasonable efforts to remedy the disability and provided further that **

7.3                                 All Fractionated Products shall be marketed by MEA in a commercially reasonable manner.

7.4                                 From the applicable proceeds due Equitable under Section 7.1, above, MEA will deduct the following fees:

(a)                                  A ** per gallon of Plant Products and natural gas liquids as measured at the applicable Delivery Point; plus

(b)                                 A ** of Plant Products and natural gas liquids **, averaged over an Accounting Period.

(c)                                  The foregoing fees shall be applicable to the portion of Plant Products and natural gas liquids allocable to the Fractionated Products for which Equitable receives the proceeds under Section 7.1, i.e., not applicable to MEA’s Share.

(d)                                 ** will be subject to adjustment, beginning on February 1, 2008, in proportion to the annual percentage change, from the preceding year, in the Producer Price Index for Support Activities for Oil and Gas Operations (NAICS 213112), as published by the U.S. Department of Labor.  The adjustment of those fees shall be made effective upon each February 1, and shall reflect the annual average percentage change in the foregoing index during the immediately preceding calendar year.  In the event the Producer Price Index ceases to be published, the parties shall mutually agree to an alternative published price index to carry out the provisions of this section, and any dispute regarding a replacement index shall be resolved under the dispute resolution procedures set forth in Section 13.7 below.

**

a.                                       Equitable shall pay MEA the ** on the ** as determined below, if any, effective as of the following dates.  The following shall be determined on an Accounting Period basis:

i.                                          Commencing **, the ** will be calculated by subtracting the **; provided, however, that if the ** exceed ** shall be applied to only the **

ii.                                       Commencing **, the ** will be calculated by subtracting the **; provided, however, that if the ** exceed ** shall be applied to only the **; and

iii.                                    Commencing **, the ** will be calculated by subtracting the **; provided, however, that if the ** exceed ** shall be applied to only the **.

iv.                                   If the calculation of ** is a negative amount, no ** under this Section 7.5(a) shall apply and the negative amount shall not be carried over to any subsequent Accounting Periods.

v.                                      For any Accounting Period in which ** under this Section 7.5(a) for ** are incurred, Equitable shall pay, or MEA shall deduct from amounts otherwise due hereunder, such amount.

(b)                                 If Equitable requests additional Capacity increases ** under Section 3.1(g), above, then Equitable shall ** applicable to the incremental capacity in the following manner:

(i)                                    For the then applicable incremental Capacity requested by Equitable, including incremental Capacity set forth in the Ramp-Up Schedule, each Accounting Period MEA shall determine **  If the difference is a negative amount, no ** under this Section 7.5(b) shall apply and the negative amount shall not be carried over to any subsequent Accounting Periods.

(ii)                                 For any Accounting Period in which a ** is incurred, Equitable shall pay, or MEA shall deduct from amounts otherwise due hereunder, an amount equal to **

(iii)                              The ** under this Section 7.5(b) shall be applicable to the incremental Capacity ** requested by Equitable, commencing with the ** and continuing for a period of the longer of **.  Should the Term expire before the period during which the ** under this Section 7.5(b) apply, as set forth above, then the **

7.6                                 Commencing with deliveries through the Replacement Equitable Pipeline, MEA agrees to **.  The Maximum Pipeline Fee will be subject to adjustment, beginning on February 1, 2009, in proportion to the annual percentage change, from the preceding year, in the Producer Price Index for Support Activities for Oil and Gas Operations (NAICS 213112), as published by the U.S. Department of Labor.  The adjustment of that fee shall be made effective upon each February 1, and shall reflect the annual average percentage change in the foregoing index during the immediately preceding calendar year.  In the event the Producer Price Index ceases to be published, the parties shall mutually agree to an alternative published price index to carry out the provisions of this Article, and in the event that the parties cannot agree, the matter shall be submitted to the dispute resolution procedures under Section 13.7, below.

7.7.                              Examples of calculations to determine amounts under this Article 7, including Fees under 7.4 and ** under 7.5, under various scenarios are set forth in Exhibit D.

7.8                                 In addition, in consideration of the expanded truck unloading capacity to be installed at the Siloam Facility by MEA, Equitable shall pay MEA an amount of **.  Such amount shall be prorated for partial months.  As used herein, “placed into service”, means the Replacement Equitable Pipeline has been completed and has commenced deliveries of Plant Products or natural gas liquids to MEA at the ** Delivery Point.  If the Replacement Equitable

Pipeline is not placed into service by **, as described in Section 7.9, until such time as the Replacement Equitable Pipeline is placed into service.

7.9                                 Until deliveries are made to the ** Delivery Point through the Replacement Equitable Pipeline, Equitable and MEA shall ** to cause the Plant Products and natural gas liquids to be delivered from the Plant to the Siloam Facility.  **  Upon the execution of this Agreement, such **.  Within 30 days following the execution of this Agreement, MEA shall prepare a statement and invoice to Equitable indicating the amounts due to ** in accordance with the foregoing provisions.  Equitable shall pay such invoice within 15 days of receipt.

7.10                           To increase marketing efficiencies and opportunities, MEA may, but is not obligated to, install, acquire or participate in a finished product pipeline running from the Siloam Facility to other destinations such as, but not limited to, the Todhunter Terminal point (near Middletown, Ohio) on the TEPPCO pipeline, approximately 100 miles from the Siloam Facility.  Such pipeline would eliminate third party trucking expenses. In the event that MEA undertakes such a project, upon deliveries through such pipeline, MEA may **  Any dispute regarding the ** will be resolved pursuant to the dispute resolution procedure in Section 13.7 below.  Before MEA proceeds with such a project it will notify Equitable of the project and of the expected costs and savings of such a pipeline.

7.11                           As a result of this Agreement, MEA shall not be responsible for or required to pay any royalties, production taxes, severance taxes, ad valorem taxes, or similar taxes or other taxes based upon or with respect to, or measured by the production of hydrocarbons attributable to gas delivered to the Plant or attributable to gas from which other natural gas liquids are delivered to MEA.

ARTICLE 8
STATEMENTS AND PAYMENTS

8.1                                 Based on the measurements set forth in this Agreement, MEA shall provide Equitable with payment on each Payment Date and a detailed statement explaining fully how all payments due under the terms of this Agreement were determined not later than the applicable “Payment Date”.  As used herein, the Payment Dates shall be (i) the last day of each month, covering all deliveries hereunder during the period of the 1st day through the 15th day of that same month (“First Payment Date”), and (ii) the 15th day of each month, covering all deliveries hereunder during the period of the 16th day through the last day of the immediately preceding month (“Second Payment Date).

8.2                                 It is understood and agreed that the payments made on the First Payment Date and on the Second Payment Date shall be based upon (x) the applicable actual Net Sales Price (or MEA’s reasonable estimate of the applicable actual Net Sales Price to the extent that the actual Net Sales Price is not known) and (y) the actual volume of Plant Products and natural gas liquids (or MEA’s reasonable estimate of such volume to the extent actual volumes are not known) for the Accounting Period in which the Plant Products and natural gas liquids were delivered to MEA under this Agreement, and (ii) shall be net of the fees payable to MEA under Article 7, hereof.  Those payments made on the First Payment Date will also include adjustments, if any, to payments made during any of the months prior to the month in which the First Payment Date occurs, as necessary to adjust for differences between the estimated Net Sales Price used in making payments and the actual applicable Net Sales Price, and between estimated volumes and actual applicable volumes.  Additionally, the payment on the First Payment Date will reflect ** per Accounting Period.

8.3                                 All payments shall be paid by MEA to Equitable by wire transfer not later than the applicable Payment Date for which the payments are due.  If a Payment Date falls on a Saturday or a Friday bank holiday, payment shall be made on the preceding banking day.  If the Payment date falls on a Sunday or a Monday bank holiday, payment shall be made on the succeeding banking day.  Should MEA fail to make any payments to Equitable when due, interest shall accrue on the unpaid balance at the lower of (i) the then effective prime interest rate published in the “Money Rates” section of The Wall Street Journal, plus two percent (2%), or (ii) the applicable maximum published rate allowed by law, from the date due until paid.  If a party, in good faith, disputes an amount due or any part thereof, it shall provide supporting documentation fully explaining its basis for the disputed amount.  The assertion of a disputed amount shall not be a basis for MEA to withhold payment of amounts it concedes to be correct.

8.4                                 Subject to the audit provisions in Section 7.1, either party, on 30 days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement, or to determine if all Plant Products and natural gas liquids contemplated under this Agreement are being delivered under the terms of this Agreement.  The scope of any audit shall be limited to the 24 month period immediately prior to the month in which the audit is requested; provided, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each 12 months.  The party conducting the audit shall have 60 days after requesting the audit in which to submit a written claim for adjustments, with supporting detail.  The audited party shall respond to the written claim in writing within 30 days after receiving the written claim.  All statements, allocations, measurements, computations, charges, or payments made in any period prior to the 24 month period immediately prior to the month in which the audit is requested, or made in any 24 month period for which the audit is requested but for which a written claim for adjustments is not made within 30 days after the audit is requested, plus any additional time caused by the unreasonable delays of the party being audited, shall be conclusively deemed true and correct.

ARTICLE 9
TERM

9.1                                 This Agreement shall remain in full force and effect until March 31, 2015, unless terminated earlier pursuant to the provisions of this Agreement (“Term”).

ARTICLE 10
FORCE MAJEURE

10.1                           In the event a party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that party, so far as they are affected by Force Majeure, shall be suspended during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be mitigated and remedied with all reasonable dispatch.  The party affected by Force Majeure shall provide the other party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure within a reasonable time after the occurrence of the Force Majeure event.

10.2                           “Force Majeure” shall mean any act, event or circumstance that is not reasonably within the control of, does not result from the negligence of, and would not have been avoided or overcome by the exercise of commercially reasonable diligence by, the party claiming Force Majeure and that prevents or delays in whole or in part such party’s performance of any one or more of its obligations under this Agreement.

10.3                           The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty.

ARTICLE 11
DEFAULT, REMEDIES AND LIABILITY

11.1                           The following occurrences each shall constitute an “Event of Default”.

(a)                                  Failure by a party to make any payment required hereunder when due if such failure is not remedied within five (5) business days after receiving written notice of such failure, provided that the payment in question is not the subject of a good faith dispute.

(b)                                 Failure by a party to perform any other material obligation hereunder, and such failure is not remedied within 30 days after receipt by the defaulting party of written notice of such failure, provided that so long as a party has initiated and is diligently attempting to effect a cure, the party’s cure period shall extend for a period reasonably required to effectuate such cure, but not to exceed 120 days;

(c)                                  Any representation or warranty made by a party in this Agreement shall have been false in any material respect when made, and is not remedied within 30 days after receipt by the defaulting party of written notice of such failure, provided that so long as a party has initiated and is diligently attempting to effect a cure, the party’s cure period shall extend for a period reasonably required to effectuate such cure, but not to exceed 120 days.

(d)                                 A party (i) makes an assignment for the benefit of its creditors, (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, (iii) has such petition filed against it and such petition is not withdrawn or dismissed for sixty (60) days after such filing, (iv) becomes insolvent or, (v) is unable to pay its debts when due.

11.2                           Termination Upon an Event of Default.

(a)                                  Upon the occurrence of, and during the continuation of, an Event of Default, the non-defaulting party may terminate this Agreement by written notice to the other party designating the date of termination and delivered to the defaulting party no less than ten days before such termination date.

(b)                                 In the event of a termination of this Agreement, the parties’ respective obligations under this Agreement shall terminate (other than those obligations which expressly are to be performed after termination).  Upon an event of default or termination, and subject to the provisions of Section 13.7, each party shall be free to pursue any remedies available to it at law or in equity.

11.3                           As between the parties hereto, Equitable and any of its designees shall be in custody, control and possession of the Plant Products and natural gas liquids hereunder until the Plant Products and natural gas liquids are delivered to the applicable Delivery Point.  As between the parties hereto, MEA and any of its designees shall be in custody, control and possession of the Plant Products and natural gas liquids, and the Fractionated Products derived therefrom, from and after their delivery at the applicable Delivery Point.

11.4                           MEA hereby covenants and agrees with Equitable that except to the extent caused by Equitable’s or Equitable’s Indemnified Parties (as defined below) gross negligence or willful misconduct or breach hereof, MEA shall protect, defend, indemnify and hold harmless Equitable, its parents, subsidiaries and affiliates, and each of their respective officers, employees, shareholders, equity holders, agents, and their successors and assigns (hereinafter referred to as the “Equitable’s Indemnified Parties”) from, against and in respect of any and all Losses (as hereinafter defined) incurred by Equitable or any of Equitable’s Indemnified Parties to the extent those Losses arise from or are related to:  (a) MEA’s operations or facilities from and after the applicable Delivery Point, including without limitation, MEA’s operations or facilities within the Siloam Facility, or (b) MEA’s possession and control of the Plant Products, natural gas liquids and Fractionated Products.  Notwithstanding anything to the contrary herein, MEA assumes all risk of loss to the Plant Products and natural gas liquids delivered under this Agreement to the extent any loss occurs as a result of MEA’s or its agent’s faulty equipment or their negligent acts or omissions or intentional misconduct.

11.5                           Equitable hereby covenants and agrees with MEA that except to the extent caused by MEA’s or MEA’s Indemnified Parties (as defined below) gross negligence or willful misconduct or breach hereof, Equitable shall protect, defend, indemnify and hold harmless MEA, its parents, subsidiaries and affiliates (including, but not limited to MarkWest Hydrocarbon, Inc.), and each of their respective officers, employees, shareholders, members, equity holders, agents, and their successors and assigns (hereinafter referred to as the “MEA’s Indemnified Parties”) from, against and in respect of any and all Losses (as hereinafter defined) incurred by MEA or any of MEA’s Indemnified Parties to the extent those Losses arise from or are related to:  (a) Equitable’s operations or facilities before the applicable Delivery Point or (b) Equitable’s possession and control of the Plant Products and natural gas liquids.  Notwithstanding anything to the contrary herein, Equitable assumes all risk of loss to the Plant Products and natural gas liquids delivered under this Agreement to the extent any loss occurs as a result of

Equitable’s or its agent’s faulty equipment or their negligent acts or omissions or intentional misconduct.

11.6                           For the purposes of this Article, “Loss(es)” shall mean any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, settlement, judgment, lien, fine, penalty, interest of every kind and character (including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to same) which are alleged, asserted or suffered by the applicable indemnified party, and any expenses incurred in enforcing this indemnity provision, incurred by, imposed upon or rendered against one or more of the applicable indemnified party, on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of or incidental to the matters for which the indemnifying party has indemnified the applicable indemnified party, and whether based on contract, tort or pursuant to any then existing laws, rules or regulations of any governmental body having jurisdiction with respect thereto.

11.7                           Insurance.  Each party shall maintain, either from an insurance provider or through self insurance, insurance coverage sufficient to cover its liabilities under this Agreement, but in no case less than the amount set forth on Exhibit E.

11.8                           Indemnification Procedure.  The indemnifications contained in this Article shall be implemented as follows:

(a)                                  Notice of Claim.  The party seeking indemnification under the terms of this Agreement (“indemnified party”) shall submit a written “Claim Notice” to the other party (“indemnifying party”) which, to be effective, must state:  (i) the amount, if any, of each payment claimed by an indemnified party to be owing, (ii) the basis for the claim, with reasonable supporting documentation, and (iii) to the extent reasonably possible, each separate item of Loss for which payment, or other performance under the Article, is so claimed.  If the Claim Notice demands payment of money, the amount claimed shall be paid by the indemnifying party to, and only to, the extent required herein within 30 days after receipt of the Claim Notice or after the amount of that payment has been finally established, either judicially or by mutual agreement, whichever last occurs.

(b)                                 Claims Involving Litigation.  Within 30 days after notification to any indemnified party with respect to any claim or legal action or other matters that may result in a Loss for which indemnification may be sought under this Article, but in any event in time sufficient for the indemnifying party to contest any action, claim, proceeding or other matter that has become the subject of proceedings before any court or tribunal, the indemnified party shall give written notice of the claim, legal action or other matter to the indemnifying party and, at the request of the indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to the claim, legal action or other matter.  If the information includes any matter which is privileged or otherwise exempt from discovery by an adverse party, disclosure of that matter may be made contingent upon entering into a joint defense agreement or taking other reasonable protective measures.  The failure to provide that notice within the time specified shall not relieve an indemnifying party of its indemnity obligations hereunder except to the extent of any Losses which are attributable to that failure.  Upon the election of the indemnifying party made within 60 days after receipt of that notice by the indemnifying party, indemnifying party shall have the right to assume control of that claim, legal action or other matter (to the extent only that the claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct of litigation through attorneys of the indemnifying party’s choice, provided, however, that no settlement can result in any liability or cost to the indemnified party for which it is entitled to be indemnified hereunder without its consent, which consent shall not be unreasonably withheld.  If the indemnifying party elects to assume control, (i) any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnified party and (ii) the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem necessary to the proper defense of the claim, legal action, or other matter, subject to the requirements, if applicable, of a joint defense agreement or reasonable protective measures as referred to above.  In the absence of an election, the indemnified party will use good faith efforts to defend, at the indemnifying party’s expense any claim, legal action or other matter to which the other party’s indemnification under this Article applies until the indemnifying party assumes the defense, and, if the indemnifying party fails to assume that defense within the time period provided above, at the indemnified party’s election either continue the defense thereof, at the indemnifying party’s expense, or settle the same in the indemnified party’s reasonable discretion, and with the consent of the indemnifying party, which consent shall not be unreasonably withheld, at the indemnifying party’s expense.

11.9                           NO BREACH OF THIS AGREEMENT SHALL CAUSE ANY PARTY HERETO TO BE LIABLE TO THE OTHER PARTIES HERETO FOR, INDIRECT, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES.  However, the foregoing does not in any way limit an indemnifying party’s liability under its indemnification obligation under this Agreement for indemnification against indirect, punitive, consequential, or exemplary damages arising out of a claim or award of such damages to a third party for which indemnification may be sought under this Agreement.

ARTICLE 12
WARRANTIES

12.1                           Each party represents and warrants that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and is qualified to conduct its business in all jurisdictions necessary to perform its obligations hereunder.

12.2                           Each party represents and warrants that the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its governing documents or any agreement to which it is a party, or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination applicable to such party

12.3                           Each party represents and warrants that this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

12.4                           Each party represents and warrants that to such party’s knowledge, there are no liens, adverse claims or other encumbrances; and no actions, proceedings, judgments, rulings or orders, issued by or pending before any court or other governmental body that would materially adversely affect its ability to perform this Agreement.

12.5                           Equitable represents and warrants that it owns, or has the right to commit, all Plant Products and natural gas liquids committed hereby and has the right to deliver and sell the Plant Products and natural gas liquids to MEA for the purposes of this Agreement, free and clear of all liens, encumbrances and adverse claims.  Equitable hereby indemnifies MEA against and holds MEA harmless from any and all damages, claims, actions, losses, and costs, including its court costs and attorneys fees, arising out of or related to any breach of the foregoing representation and warranty.

12.6                           MEA represents and warrants that it has the right and ability to turn over proceeds from the sale of Fractionated Products, as required in Article 7 of this Agreement, free and clear of all liens, encumbrances and adverse claims.  MEA hereby indemnifies Equitable against and holds Equitable harmless from any and all damages, claims, actions, losses, and costs, including its court costs and attorneys fees, arising out of or related to any breach of the foregoing representation and warranty.

12.7                           OTHER THAN THOSE WARRANTIES EXPRESSLY SET FORTH IN THE TERMS OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, ORAL, WRITTEN OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED AND WAIVED BY THE PARTIES.

ARTICLE 13
MISCELLANEOUS

13.1                           The failure of any party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that party’s privilege of exercising that right at any subsequent time or times.

13.2                           This Agreement shall be subject to all applicable state, federal and local laws, rules and regulations, and the parties hereto shall be entitled to regard all those laws, rules and regulations as valid, and may act in accordance therewith until they may be invalidated by final judgment in a court of competent jurisdiction.

13.3                           This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Kentucky without regard to choice of law principles. It is agreed that venue regarding any action or proceedings with respect to any claim or dispute arising out of or related to the matters described herein shall lie exclusively in the Federal Court for the Eastern District of Kentucky, or, if the Federal Court does not exercise jurisdiction, in the State Court located in Fayette County, Kentucky.

13.4                           This Agreement shall extend to and inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns.  Neither party may assign this agreement, in whole or in part, without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed; provided, however, that without the need for consent: (a) Equitable shall have the right to assign its rights and obligations under this Agreement to any wholly-owned Affiliate that owns and operates the Plant; provided, the foregoing permitted assignment shall not relieve Equitable of its obligations under this Agreement unless otherwise expressly agreed  to in writing by MEA; and (b) MEA shall have the right to assign its rights and obligations under this Agreement to any wholly-owned Affiliate that owns and operates the Siloam Facility; provided, the foregoing permitted assignment shall not relieve MEA of its obligations under this Agreement unless otherwise expressly agreed  to in writing by Equitable.  The failure of either party to provide written consent to a written notice and request for a proposed assignment within twenty (20) days of receipt of the notice and request, shall be deemed as approval by such party of the proposed assignment, provided, again the assignment shall not relieve a party of its obligations under this Agreement unless otherwise expressly agreed to in writing by the other party.  No assignment of this Agreement or of a Party’s rights and obligations under this Agreement, shall be binding on either of the parties hereto, other than the party selling, transferring, assigning or conveying its interests in this Agreement, until the first day of the Accounting Period following the date a certified copy of the instrument evidencing that sale, transfer, assignment or conveyance has been delivered to the other party.

13.5                           Nothing herein contained shall be deemed to create a partnership, mining partnership, joint venture or an association between or among the parties hereto and each party shall be deemed to act in connection with its performance of this Agreement for itself, and not for the other, and no party hereto shall be liable, or responsible for any acts of the other by virtue of the relationship created under this Agreement.

13.6                           The parties agree to keep the terms of this Agreement, and any information disclosed during any audits permitted hereunder, confidential and not disclose the same to any other persons, firms or entities without the prior written consent of the other party; provided, the foregoing shall not apply to disclosures compelled by law, rule or regulation, including without limitation the rules and regulations of a stock exchange or the Securities Exchange Commission, or court order; or to disclosures to a party’s financial advisors, consultants, attorneys, banks, and institutional investors; or to disclosures to prospective purchasers of the Plant, Siloam Facility, Equitable Pipeline or MEA Pipeline, provided those prospective purchasers likewise agree to keep this Agreement confidential. No announcement or press release relating to this Agreement shall be made by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, either party, with notice to the other, may make any announcement required by law, rule or regulation including without limitation the rules and regulations of a stock exchange or the Securities Exchange Commission.  Notwithstanding anything herein to the contrary, to the extent a party to this Agreement is required to file this Agreement with a stock exchange or the Securities Exchange Commission, such party shall (i) notify the other party (the “Notified Party”) in advance of such filing, (ii) seek confidentiality treatment with regards to any information contained therein that the Notified Party requests be kept confidential and (iii) provide the Notified Party adequate opportunity to review any proposed filing of this Agreement to enable it to seek a protective order if sensitive or confidential information is to be disclosed.

13.7                           Dispute Resolution.  Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, may be resolved by any means available to the parties at law or equity.  Upon a party’s written request, the senior executives of the parties shall agree to meet and negotiate in good faith to attempt to resolve such dispute.  If such executives are unable to resolve the dispute within thirty (30) days, either party may submit such a dispute to mediation by a single mediator by providing notice of such election to the other party.  The mediator shall be knowledgeable in the field of the dispute, shall have no economic interest in or economic relationship with the parties, shall not have been employed by any party or any of their affiliates for at least five (5) years prior to its appointment as mediator hereunder, and shall be selected unanimously by the parties.  If the parties are unable to agree upon a mediator within fifteen (15) days after deciding to refer the matter to mediation, then, upon request of either party, the American Arbitration Association shall appoint such mediator.  The mediator, within thirty (30) days after the mediator’s acceptance of its appointment, the mediator shall schedule a mediation hearing and each party shall provide the mediator with a report containing their proposal for the resolution of the matter and the reasons therefore, accompanied by all relevant supporting information and data.  Each party shall pay one-half the costs for such mediation.

13.8                           All notices, payments, consents or other communications between the parties given under or in relation to this Agreement shall be as directed below.  Written notices shall be delivered by letter, facsimile or other mutually acceptable electronic means.  Notice by facsimile, overnight mail, courier or hand delivery shall be deemed to have been received on the business day on which it was transmitted or hand delivered, unless transmitted or hand delivered after 5 p.m. local time at the receiving party’s address, in which case it shall be deemed to have been received on the next business day.  Notice by U.S. Mail shall be deemed to have been received upon arrival at the receiving parties address.

Payments: Wire Transfers: Equitable Gathering, LLC

**

Statements: Equitable Gathering, LLC

Attn: Accounting Department
Telephone:	(423) 224-3800
Facsimile:	(423) 224-3894

To Equitable:

Equitable Gathering, LLC
Attention: Gas Control
225 North Shore Drive
Pittsburgh, Pennsylvania 15212-5861
Phone: 412-395-2587

With a copy to:

Equitable Production Company
Attention: Vice President & General Counsel
1710 Pennsylvania Avenue
Charleston, West Virginia 25302
Phone: 304-348-3890
Facsimile: 304-343-2829

To MEA:

MarkWest Energy Appalachia, LLC 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 Attn: Contract Administration
Telephone:	(303) 290-8700
Facsimile:	(303)290-8669

With a copy to:

MarkWest Energy Appalachia, LLC 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 Attn: General Counsel
Telephone:	(303) 925-9220
Facsimile:	(303) 925-9308

Either party may change its address for notice purposes by written notice to that effect delivered to the other party in accordance with this Article.

13.9                           Upon a determination by a court of competent jurisdiction that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, then (i) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, (ii) the parties shall negotiate in good faith to modify this Agreement to give effect to the original economic and legal intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible and (iii) if the Parties are unable to agree on such modifications to this Agreement and the economic or legal substance of the transactions contemplated by this Agreement is affected in any manner materially adverse to any Party, then this Agreement shall be interpreted to give effect to the original economic and legal intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

13.10                     This Agreement is made solely for the benefit of the parties, and no other person, including any officer or employee of the parties, shall have any right, claim or cause of action under or by virtue of this Agreement.

13.11                     MEA and Equitable agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purpose of this Agreement.

(signatures on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

EQUITABLE GATHERING, LLC		MARKWEST ENERGY APPALACHIA, L.L.C.

By:	/s/ JOSEPH O’BRIEN	By:	/s/ FRANK M. SEMPLE
Name: Joseph O’Brien		Name: Frank M. Semple
Title: President		Title: CEO and President

[Signature Page to Natural Gas Liquids Transportation, Fractionation and Marketing Agreement]

EXHIBIT A

PRODUCTS QUALITY SPECIFICATIONS

PROPANE

Product Characteristics	Minimum	Maximum	Test Methods Latest Revision

1. Composition			ASTM E-260
Percent by Liquid Volume:

Ethane		As limited by other components and vapor pressure; however in no event more than 5% by volume of the volume of propane

HD-5 Propane	90	100

Propylene		5

Butanes & Heavier		2.5	ASTM D-2163

2. Vapor Pressure (psig @ 100 degrees F.)		208	ASTM D-1267

3. Corrosion
Copper Strip @ 100 deg. F.		1-b	ASTM D-1838

4. Total Sulfur (PPM by weight in liquid)		123	ASTM D-2784

5. Non-Volatile Residue
a) Milliliters @ 100 deg. F.		0.05	ASTM D-2158
b) Oil Stain		Pass

NORMAL BUTANE

Product Characteristics	Minimum	Maximum	Test Methods Latest Revision

1. Composition			ASTM E-260
Percent by Liquid Volume:

Isobutane and Lighter		5	ASTM D-2163

Butylene (Percent of N. Butane)		1

Normal Butane & Butylene	95	100	GPA 2165

Pentanes & Heavier		2

2. Vapor Pressure (psig @ 100 degrees F.)		50	ASTM D-1267

3. Corrosion
Copper Strip @ 100 deg. F.		1-b	ASTM D-1838

4. Total Sulfur (PPM by weight in liquid)		140	ASTM D-3246

5. Volatile Residue
95% Evaporated-Temperature, degrees F.		plus 36	ASTM D-1837

ISOBUTANE

Product Characteristics	Minimum	Maximum	Test Methods Latest Revision

1. Composition			ASTM E-260
Percent by Liquid Volume:

Propane, Propylene and Lighter		3	ASTM D-2163

Isobutane	96	100

Butylene, Normal Butane & Heavier		4

2. Vapor Pressure (psig @ 100 degrees F.)		62	ASTM D-1267

3. Corrosion
Copper Strip @ 100 deg. F.		1-b	ASTM D-1838

4. Total Sulfur (PPM by weight in liquid)		140	ASTM D-3246

5. Volatile Residue
95% Evaporated-Temperature, degrees F.		plus 16	ASTM D-1837

6. Dryness		No free water	Visual

NATURAL GASOLINE

Product Characteristics	Minimum	Maximum	Test Methods Latest Revision

1. Composition			ASTM E-260
Percent by Liquid Volume:

Butanes and Lighter		3	GPA 2165

Pentanes & Heavier	97	100

2. Vapor Pressure (psig @ 100 degrees F.)		14	ASTM D-323

3. Corrosion
Copper Strip @ 104 deg. F.		1-b	ASTM D-130

4. Doctor Test		Negative	GPA 1138

5. Dryness		No free water	Visual

6. Color		No Color	Field White Cup Method
Saybolt No.	plus 25		Lab-ASTM D-156

7. Distillation
End Point, deg. F.		375	ASTM D-216

EXHIBIT B

GATHERING AREA

**

EXHIBIT C

**

EXHIBIT D

EXAMPLES OF CALCULATIONS

**

EXHIBIT E

INSURANCE

Coverage Required.  At all times during the Term of this Agreement, MEA and Equitable each shall carry with insurers reasonably acceptable to the other, at each such party’s sole expense, insurance of the types and in the minimum coverages set forth below, subject to standard policy terms, conditions and exclusions.  Any and all deductibles and self-insured retentions in the insurance policies described below shall be assumed by the party carrying such insurance.

(i)    Workers Compensation Insurance, including, without limitation, statutory and occupational disease coverage required under applicable law;

(ii)   Employer’s Liability Insurance with limits of liability of not less than ** dollars ($**) per occurrence covering employee accident, injury and death;

(iii)  Commercial General Liability Insurance, including, without limitation, premises and operations, products and completed operations, cross liability and contractual liability coverages, and no endorsements limiting coverage due to a party’s negligence, with a combined single limit of not less than ** dollars ($**) per occurrence;

(iv)  Automobile Liability Insurance, covering owned, hired, and non-owned automobiles with a combined single limit of not less than ** dollars ($**) per occurrence; and

(v)   Commercial Property and All-Risk Casualty Insurance, including Boiler and Machinery, in amounts not less than the replacement amount for the covered property, and covering breakdown of equipment, pressure vessels, systems, and machinery.

(vi)  Excess Liability Umbrella Insurance over that required in (ii), (iii) and (iv) above, with minimum limits of ** dollars ($**) per occurrence.

Additional Insured Endorsements/ Primary Coverage/Other.  The policies required by Subsections 1(ii) through 1(vi) above shall be endorsed to name the other party, its parent compan(ies), subsidiaries and affiliates as additional insureds.  Each of the policies set forth above shall be endorsed to waive subrogation against the other party.  To the extent of the liabilities retained or assumed by each party under this Agreement, each party agrees that all such insurance policies carried by such party shall be primary and non-contributory to the other party’s insurance.  All policies (applying to coverage listed above), unless prohibited under applicable law, shall contain no exclusion for punitive damages.  The insurance to be obtained hereunder shall not be construed as limiting a party’s indemnity liability or other liability and obligations under the Agreement to the amount of the minimum required insurance coverage.